99.1

EMC Mortgage Corporation Proven Performance company logo here

Officer's Certificate
New Century 2003-B

I, Sue Stepanek, Executive Vice President of EMC Mortgage Corporation, do hereby certify to the designated Trustee that in respect to the period ending November 30, 2003, a review of the activities of EMC Mortgage Corporation during the preceding fiscal year or applicable Portion thereof and it's performance under the above referenced
Pooling and Servicing Agreement has been made under my supervision.
To the best of my knowledge, based on such review, "EMC" has performed and fulfilled its duties, responsibilities, and obligations in all material respects with the terms and provisions under this Agreement throughout such year, or if there has been a default in the fulfillment of any such duties, responsibilities or obligations, specifying each such default known to such Servicing Officer the nature and status thereof including the steps being taken to remedy such default has been reported to the Trustee.

/s/: Sue Stepanek
 Sue Stepanek, Executive Vice President

3/22/04
Date

Two MacArthur Ridge 909 Hidden Ridge Road, Suite 200 Irving, Texas 75038 Mailing Address: P.O Box 141358, Irving, Texas 75014-1358